CORPORATE INVESTOR RELATIONS
5333 15 th Ave. South, Seattle, WA 98108 (206) 762-0993 www.stockvalues.com	CONTACT:	Donald A. Nunemaker Chief Operating Officer (415) 331-5281
NEWS RELEASE

WILLIS LEASE FINANCE NAMES DONALD A. NUNEMAKER INTERIM CFO

Novasic To Remain As Consultant While Company Seeks New CFO

        SAUSALITO, CA—March 4, 2002—Willis Lease Finance Corporation (Nasdaq: WLFC), today announced that Nicholas J. Novasic, Chief Financial Officer, will be leaving the company's full-time employment in March, but will remain as a part-time advisor for capital market and related matters. Donald A. Nunemaker, currently Willis Lease Finance's Chief Operating Officer, will assume the additional duties of Chief Financial Officer until a replacement can be brought on board.

        "I have a responsibility to focus on family business obligations at this time. I've greatly enjoyed working with the outstanding people here at Willis Lease Finance and I'm grateful for their understanding. I look forward to continuing our relationship," said Novasic.

        "We understand Nick's decision to leave purely for personal reasons, and believe the move to a consulting arrangement will work well for both of us," said Charles F. Willis, President and CEO. "Don Nunemaker has excellent financial skills, and I am confident in his ability to assume the role of Chief Financial Officer on an interim basis while we complete our search," Willis commented.

        Mr. Nunemaker has been involved in the equipment leasing industry since 1973 and joined WLFC in July 1997 as Chief Administrative Officer. In March 2001, he was promoted to Chief Operating Officer. He also served on the Willis Lease Finance Board of Directors from July 2000 until November 2000 when he stepped down to permit a representative of SAirGroup to join the Board in connection with their acquisition of 15% of the shares of Willis Lease Finance.

        Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

        Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to attract and retain experienced consultants, managers and directors, and other risks detailed in the Company's Report on Form 10-K and continuing reports filed with the Securities and Exchange Commission.

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Transmitted on BusinessWire on March 4, 2002 at 11:35 a.m. PST.